EXHIBIT 10.20

Provisions to be applied to U.S. participants in relation to the Regulations for the “2014-2016 Strategic Bonus” for senior officers and officers of Iberdrola, S.A. and its group of companies

This document is intended to provide certain additional provisions to the Regulations for the “2014-2016 Strategic Bonus” for senior officers and officers of Iberdrola, S.A. and its group of companies (the “Regulations”) as it applies to U.S. beneficiaries. Therefore, the following paragraphs will only be deemed to be introduced in the Regulations when it is applied to US participants. Unless otherwise defined herein, capitalized terms shall have the same meanings in this document in relation to the provisions to be applied to U.S. participants as such terms are defined in the Regulations. References to bullets and sections identify provisions in the Regulations.

1.	The following new bullet 7 shall be added to the end of section 4 and shall apply in lieu of the fifth bullet of section 4 to U.S. beneficiaries only:

•	“Notwithstanding the foregoing, for U.S. beneficiaries only, the shares will be delivered in three equal installments: the first on or after January 1, 2017 and on or before June 30, 2017; the second on or after January 1, 2018 and on or before March 31, 2018; and the third on or after January 1, 2019 and on or before March 31, 2019. Any adjustment or total or partial cancellation of one or more installments (pursuant to the paragraph immediately above) may reduce the amount of an installment (including reduction to zero), but may not change the timing of a payment, or shift the amount of a payment, to another calendar year.”

2.	The following new bullet 5 shall be added to section 6 and shall apply in lieu of bullets 1 and 2 of section 6 to U.S. beneficiaries only:

•

“Notwithstanding the foregoing, for U.S. beneficiaries only, in the event (i) that Iberdrola participates in corporate transactions involving merger by consolidation or absorption with companies unrelated to its group , regardless of the type of consolidation or absorption and the position of Iberdrola in such process, the Company’s Board of Directors, at the proposal of the Appointments and Remuneration Committee, may declare an early termination of the 2014-2016 Strategic Bonus, in accordance with, and subject to the conditions of, Treasury Regulation Section 1.409A-3(j)(4)(ix)(B), or (ii) of a “change in control” at Iberdrola during the Evaluation Period as described in bullet 2 of section 6, an early termination shall occur, provided that the event described in clause (i) or (ii), as applicable, also constitutes a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5)(i). If an early termination occurs, the beneficiaries will be paid in a single lump sum, within 90 days after such event on a date determined by the Company, amounts determined as provided in bullet 3 of section 6. The amounts will be in lieu of payment under paragraph 1 of the Provisions, and will cover the entire interest of each beneficiary under the Regulations. If the actual event described in clause (i) or (ii) does not constitute a

“change in control event,” there shall be no change in the timing of payments as provided in paragraph 1 of the Provisions, but the total amount payable to a beneficiary will be determined as provided in bullet 3 of section 6.”

3.	The following new bullet 3 shall be added to section 7 after the first two of three bullets of section 7 and shall apply to U.S. beneficiaries only:

•	“For purposes of clarity, for U.S. beneficiaries, any benefit to be paid to a beneficiary pursuant to the provisions of this section 7 shall be paid in three equal installments at the times set forth in bullet 7 of section 4 as provided in paragraph 1 of the Provisions to be applied to U.S. participants in relation to the Regulations.

4.	The following new bullet 3 shall be added to section 11 and shall apply to U.S. beneficiaries only:

•	“Notwithstanding the other provisions in this section 11 above, the stipulations established in the Provisions to be applied to U.S. participants in relation to the Regulations for the “2014-2016 Strategic Bonus” for senior officers and officers of Iberdrola, S.A. and its group of companies shall be governed by United States Federal tax laws, including but not limited to, the Internal Revenue Code of 1986, as amended.”

5.	The following new section 12 shall be added to the Plan and shall apply to U.S. beneficiaries only:

“12. U.S. TAXATION

•	The provisions of the Regulations shall be interpreted to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). In no event shall the Company be liable for any additional tax, interest or penalty that may be imposed on any beneficiary pursuant to Code Section 409A or for any damages for failing to comply with Code Section 409A.

•	The Company shall have the right to make such provisions as it deems necessary or appropriate to satisfy any obligations it reasonably believes it may have to withhold federal, state or local income or other taxes incurred by reason of distributions under the Regulations. In lieu thereof, the Company shall have the right to withhold the amount of such taxes from any other sums due or to become due from the Company to a beneficiary upon such terms and conditions as the Company may prescribe.

•	The distributions contemplated herein shall constitute only an unfunded promise by the Company to distribute to a participant the stock (or amounts) described and contemplated herein. Participants shall have no right or interest in such distribution (or payment) prior to such distribution (or payment) and shall, with respect to such distribution (or payment), hold the status of only an unsecured creditor in the event of the insolvency of the Company.”